Exhibit 10.33

CONSULTING AGREEMENT

This CONSULTING AGREEMENT, dated as of September 14, 2012 between Sunwin Stevia International, Inc., a Nevada corporation (the “Company”), and Dore Perler (the “Consultant”).

WITNESSETH:

WHEREAS, the Company has agreed to engage the Consultantto provide the Company with sales consulting and managerial services related to the Company’s operations in North America.
WHEREAS, the Consultant has agreed to provide such services upon the terms and for the consideration described herein;
WHEREAS, the Company and theConsultant now desire to memorializetheir agreement in a formal written agreement.
NOW THEREFORE, in consideration of the mutual promises and benefits to be derived from this Agreement, the Company and the Consultant hereby agree as follows:

1.           Appointment, Services, Term.

(a)           Effective upon August 1, 2012, the Company retains Consultant to render sales consulting and services as described below to the Company for a period terminating on July31, 2013 (the “Term”).

(b)           During the Term, Consultant shall render to the Company the consulting services for marketing and sales of bulk stevia products in the regions outside China,sale of OnlySweet business with the formulas and intellectual rights, and coordinate the communications between the Company and international business partners, as well as other functions related to managerial services as shall reasonably be requested by the Board of Directors of the Company from time to time(collectively, the “Services”).

(b)           Consultant shall be required to be based in the office of the Company located in 431 Fairway Drive Suite 251, Deerfield Beach, FL, 33441 to perform his duties hereunder for a minimum of three business days weekly.

(c)           Consultant understands and acknowledges that the term of this Agreement may be terminated at any time after 30 days prior written notice, with or without cause at either Consultant’s option or Company’s option.In the event of the termination or expiration of this Agreement, Consultant shall deliver to Company all Confidential Information (as hereinafter defined) and materials, together with all copies thereof, in Consultant’s possession or under Consultant’s control and to certify in writing to Company that all of such materials have so been returned.

2.           Compensation.

(a)           The Consultant shall receive a quarterly service fee of Ninety Thousand (90,000) shares of the Company’s common stockpayable on the first business day of the following quarter (the “Compensation Shares”).To the extent permissible under Federal securities laws, the Compensation Shares shall be issued to the Consultant under the terms of the Company’s 2012 Equity Compensation Plan.  The Consultant acknowledges he has been afforded the opportunity to ask questions of, and receive answers from the officers and/or directors of the Company acting on its behalf concerning the Company and to obtain any additional information, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished and has availed himself of such opportunity to the extent he considers appropriate in order to permit him to evaluate the merits and risks of an investment in the Company. The Compensation Shares will be acquired solely for the account of the Consultant for personal investment and not with a view to, or for resale in connection with, any distribution. The Consultant does not intend to dispose of all or any part of the Compensation Shares except in compliance with the provisions of the Securities Act of 1933 and applicable state securities laws.

(b)           The Consultant is not entitled to any retirement, pension, insurances and other benefits granted to employees of the Company.

(c)           The Company shall not reimburse business travel expenses incurred by the Consultant except the ones approved by the Company.

(d)           The Consultant may be entitled to performance bonus at the full discretion of the Company as the case may be.

(e)           The Consultant understands and agrees that (i) Consultant will not be treated as an employee of the Company for federal tax purposes; (ii) Company will not withhold on behalf of Consultant, pursuant to this Agreement, any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body relating to Consultant, (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of Consultant; and (iv) Consultant will indemnify and hold Company harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any.  In the event the Internal Revenue Service or any other governmental agency should question or challenge the independent contractor status of Consultant the parties agree that Consultant and Company shall have the right to participate in any discussion or negotiation occurring with such agency or agencies, irrespective of who initiates the discussion or negotiations.

3.           Commission; Bonuses.

(a)           In the event that the Consultant has led the efforts in the sale of OnlySweet business to a third party, the Company shall payto Consultantthe commission equivalent to 5% of the total sale price.

(b)           The Consultant is entitled to the commission equivalent to 1-5% of revenuefrom the bulk stevia sales that the Consultant generates for the Company. The commission percentages vary case by case at the full discretion of the Company.

(c)           The Consultant may be entitled to receive additional compensation as determined by the Company in its discretion.

(d)           All the commission shall be paid by cash.

4.           Confidential Information.

The parties hereto recognize that the need for the Company to preserve its specialized knowledge, trade secrets, and confidential information.  The strength and goodwill of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries.  The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries.  By reason of being a Consultant to the Company, Consultant has or will have access to, and will obtain, specialized knowledge, trade secrets and confidential information about the Company's operations and the operations of its subsidiaries, which operations extend through the United States.  Therefore, Consultant hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(a)           During and after the Term, Consultant will not use, disclose to othersany confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company's products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other non-public information acquired by him in the course of his past or future services for the Company (collectively, the “Confidential Information”).

(b)           Consultant agrees to hold as the Company's property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of the consulting arrangements or on demand of the Company, at any time, to deliver the same to the Company within twenty four hours of such termination or demand.

5.           Indemnification.

The Company shall defend, indemnify and hold harmless Consultant against any and all expenses, liabilities, costs, risks, and threats (including, but not limited to, all expenses of defense and investigation relating thereto), arising out of or related to this Agreement.  The Company shall have no obligation to indemnify and hold Consultant harmless for any such legal or other expense, loss, claim, damage, liability, alleged damage or alleged liability resulting from the recklessness or bad faith of the Consultant in performing the Services which are the subject of this Agreement. The Company shall be responsible for and shall reimburse Consultant for all attorney’s fees or costs incurred in enforcing the indemnity obligations set forth in this paragraph. The obligations of the Company under this paragraph shall be in addition to any liability that the Company may otherwise have.  The provisions set forth in this paragraph shall survive any termination of this agreement.

If for any reason the foregoing indemnification is unavailable to the Consultant or insufficient to hold him harmless, then the Company shall contribute to the amount paid or payable by the Consultant as a result of such loss, claim, damage, liability, alleged damage or alleged liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its stockholders on the one hand and the Consultant on the other hand but also the relative fault of the Company and the Consultant, as well as any relevant equitable considerations. In any instance in which the Company has indemnified the Consultant pursuant hereto and the Consultant recovers from third parties all or any part of the amount so indemnified by the Company, the Consultant shall promptly pay over to the Company the amount so recovered.  The provisions set forth in this section shall survive any termination of the authorization provided by this letter agreement.

6.           Severability.

The provisions hereof shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable and the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

7.           Entire Agreement; Amendment.

This Agreement contains the entire agreement between the Company and the Consultant with respect to the subject matter thereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing.

8.           Notices.

All notices, request demands and other communications hereunder shall be in writing and shall be deemed to have duly given if delivered or mailed, postage prepaid, first class as follows:

To the Company: Sunwin International Neutraceuticals, Inc. 6 Shengwang Avenue, Qufu, China 273100 ATTN: Dongdong Lin, CEO	To the Consultant: Dore Perler 9400 S.W. 49THPlace Cooper City, FL 33328

and/or to such other persons and addresses as any party shall have specified in writing to the other.

9.           Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Florida.

10.           Waiver and Further Agreement.

Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

11.           Heading of No Effect.

The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNWIN STEVIA INTERNATIONAL , INC.

By: /s/ Dongdong Lin
Dongdong Lin
CEO

CONSULTANT

By: /s/ Dore Perler
Dore Perler